EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 1Q2008 Results and 2Q2008 Update
Fully-Diluted Earnings Per-Share of $0.18 In Line with Previously Announced Expectations

DENVER, CO., May 8, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported financial results for the first quarter ended March 31, 2008 and provided an update on April 2008 flight volumes.  For the quarter, revenue increased 45.0% to $118.1 million from $81.5 million in the year-ago quarter.  Net income for the first quarter of 2008 was $2.3 million or $0.18 per diluted share, compared with net income of $3.7 million or $0.30 per diluted share in the first quarter of 2007.  Current quarter net income includes an after-tax gain of $0.8 million, or $0.06 per diluted share, generated from disposition of aircraft.

As previously announced, the decrease in net income was primarily attributed to decreases in community-based patient transports as a result of increased weather cancellations, and higher than anticipated maintenance and fuel expenditures.  Community-based patient transports for bases in operation greater than one year (Same-Base Transports) decreased by 577 transports, while weather cancellations for these same bases increased by 636, as compared with the prior-year quarter.  Same-Base Transports and weather cancellations exclude bases acquired from CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.  Aircraft maintenance expense during the quarter, excluding aircraft acquired in the CJ acquisition and those added after March 31, 2007, increased 35.7% or $4.0 million as compared with the prior-year quarter.  Fuel expense per flight hour increased 44%, or approximately $1.1 million, as compared with the prior-year period.

Net revenue per community-based transport increased 2.8% from $6,443 in the prior-year quarter to $6,622 in the current-year quarter.  The current-year quarterly revenue per transport was slightly lower than anticipated due to inherent fluctuations in payer mix and differences between actual collections and previous estimates.  Total community-based patient transports were 10,570 in the current year quarter, compared to 8,284 in the first quarter of 2007.

For the first quarter, community-based revenue increased 29.8% to $69.3 million compared to $53.4 million in the prior year, while segment net income decreased 26.6% to $5.8 million from $7.9 million.  Hospital-based flight revenue increased 72.4% from $26.2 million to $45.2 million in the current-year period, while segment net income remained unchanged at $1.8 million for both current and prior periods.  The increase in revenue is primarily attributed to the acquisition of CJ, which occurred on October 1, 2007.  The decrease in segment net income for both divisions as a percentage of revenue is primarily attributed to the matters discussed above.

The Company also provided an update on April 2008 flight volume.  Total community-based transports were 3,722 during April 2008 compared with 3,071 in April 2007.  Same-Base Transports during the month of April decreased by 254 transports or 8.6% as compared with April 2007.  The decrease in transports was almost entirely attributed to an increase of 230 in weather cancellations for bases in operation greater than one year and excluding bases acquired from CJ.

Aaron Todd, CEO, stated, “As we had previously announced, the factors that affected our first quarter results are inherent within our operations.  Weather and maintenance fluctuations can vary widely from quarter-to-quarter and are not necessarily predictive of future quarters.  The variation in our community-based transport revenue is consistent with variations in recent quarters and is not attributed to any specific changes in reimbursement trends.  The increase in fuel prices does have direct relevance to future quarters.  As previously announced, the Company has increased its pricing for community-based patient transports by 7% effective May 1st to offset the expected impact of higher fuel prices.  The Company continues to expect healthy growth in year-over-year earnings per share dependent on more moderate weather cancellations and maintenance activities and consistent reimbursement trends for the remainder of the year.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 43095354, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (http://www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	March 31, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$12,510	5,134
Trade receivables, net	127,530	135,633
Other current assets	63,392	74,090

Total current assets	203,432	214,857

Net property and equipment	110,473	114,746
Other assets, net	42,704	39,949

Total assets	$356,609	369,552

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$12,549	24,203
Current portion of indebtedness	18,612	18,350
Accounts payable, accrued expenses and other	57,104	59,546

Total current liabilities	88,265	102,099

Long-term indebtedness	74,829	76,751
Other non-current liabilities	48,108	48,682

Total liabilities	211,202	227,532

Total stockholders' equity	145,407	142,020

Total liabilities and stockholders' equity	$356,609	369,552

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Quarter Ended
	March 31,

	2008	2007

Revenue:
Flight operations	$114,473	79,161
Product operations	3,626	2,297
Total revenue	118,099	81,458

Expenses:
Operating expenses	91,979	58,493
General and administrative	17,146	12,151
Depreciation and amortization	4,098	3,411
	113,223	74,055

Operating income	4,876	7,403

Interest expense	(1,567)	(1,422)
Other, net	643	455

Income before income taxes	3,952	6,436

Income tax expense	(1,622)	(2,738)

Net income	$2,330	3,698

Income per common share:
Basic	$0.19	0.31
Diluted	$0.18	0.30

Weighted average common shares outstanding - basic	12,151,342	11,876,835
Weighted average common shares outstanding - diluted	12,623,358	12,362,198